SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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CHARTERMAC

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CHARTERMAC

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on

June 10, 2004
____________________

April 30, 2004

To the holders of common shares of CharterMac and the holders of the Special Preferred Voting Shares of CharterMac Capital Company, LLC:

NOTICE IS HEREBY GIVEN THAT the 2004 annual meeting of the holders of the common shares of beneficial interest (“Common Shares”) of CharterMac (“our Company”) and the holders of Special Preferred Voting Shares of CharterMac Capital Company, LLC (“Special Preferred Voting Shares”) will be held on Thursday, June 10, 2004 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

(1)	The election of five (5) trustees to the board of trustees of CharterMac each for a term of three years to expire in 2007; and

(2)	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of trustees recommends a vote “FOR” each of the trustees. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

Our board of trustees has fixed the close of business on April 16, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Trustees

Stuart J. Boesky
Chief Executive Officer

IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES OF BENEFICIAL INTEREST EITHER BY INTERNET, PHONE OR MAIL. IF YOU DECIDE TO DO SO BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE BY PHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CHARTERMAC
625 MADISON AVENUE
NEW YORK, NEW YORK, 10022

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PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the board of trustees of CharterMac (which we refer to as “our Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders to be held Thursday, June 10, 2004 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof. On or about April 30, 2004, we first mailed these proxy materials to holders of record of our common shares (“Common Shares”) and Special Preferred Voting Shares of CharterMac Capital Company, LLC (“Special Preferred Voting Shares”) at the close of business on April 16, 2004. Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).

Common Shares and Special Preferred Voting Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted according to the instructions you indicate on the proxy card. If you do not give any instructions, the persons named on your signed proxy card intend to vote your Common Shares so represented “FOR” each of the trustees.

You may revoke your proxy and reclaim your right to vote by (i) delivering to our secretary a written notice of revocation bearing a later date than the date of the proxy at or prior to the annual meeting, (ii) delivering to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation. Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the Secretary, CharterMac, 625 Madison Avenue, New York, New York, 10022.

Our board of trustees recommends a vote “FOR” each of the trustees.

As of April 16, 2004, approximately 44,529,905 Common Shares were outstanding, 604,632 restricted Common Shares were outstanding and 15,079,097 Special Preferred Voting Shares were outstanding, with each entitled to one vote on all matters that may come before the annual meeting. Also as of such date, our outstanding non-voting shares consisted of 7,408,681 Convertible Community Reinvestment Act Preferred Shares (the “CRA Preferred Shares”), which are convertible into 7,332,536 Common Shares, and 15,079,097 Special Common Units of CharterMac Capital Company, LLC, which are convertible into 15,079,097 Common Shares.

RECENT DEVELOPMENTS

On November 17, 2003, we acquired 100% of the ownership interests in and substantially all of the businesses operated by Related Capital Company (“Related Capital”) (other than specific excluded interests). The acquisition was structured so that the selling principals of Related Capital contributed their ownership interests in Related Capital to CharterMac Capital Company, LLC (“CCC”), a newly-formed subsidiary, in exchange for approximately 15,854,505 Special Common Units in CCC. In addition, 310,400 Special Common Units were issued to certain employees of Related Capital. The Special Common Units are exchangeable for cash or, at or our option, Common Shares on a one-for-one basis. All of the selling principals were also issued one Special Preferred Voting Share of our Company for each Special Common Unit they received. The Special Preferred Voting Shares have no economic interest, but entitle the holder to one vote per Special Preferred Voting Share on all matters subject to a vote of the holders of our Common Shares. One of the selling principals also received $50 million in cash.

The selling principals of Related Capital included its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), all of whom are members of our board of trustees, and an affiliate of The Related Companies, L.P. (“TRCLP”), a New York limited partnership with a majority of its equity controlled by Stephen M. Ross, who is also the non-executive Chairman of our board of trustees. As a result of the acquisition, the beneficial ownership in our Company of (i) TRCLP equals approximately 15.5% and (ii) our management (other than Mr. Ross) equals approximately 7.2%.

In connection with the acquisition transaction, we expanded our board of trustees from eight to fifteen members, a majority of which are independent.

PROPOSAL BEFORE THE MEETING

Election of Trustees

At the annual meeting, five trustees are to be elected for three-year terms expiring in 2007. All but one of the nominees are currently trustees of our Company. Our Board is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year. Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares, whether present in person or by proxy).

Unless holders of our Common Shares and Special Preferred Voting Shares otherwise specify, the Common Shares represented by duly executed proxies will be voted “FOR” the indicated nominees for election as trustees. Our board of trustees has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should be unable or unwilling to serve, the Common Shares represented by proxies received will be voted for another nominee selected by our board of trustees. Our board of trustees recommends a vote “FOR” each of the listed nominees.

The following table sets forth information with respect to each nominee nominated to serve as a trustee for a term to expire in 2007.

Name of Trustee/ Nominee for Election	Age	Principal Occupation
Peter T. Allen	58
Peter T. Allen is the President of Peter Allen & Associates, Inc., a real estate development and management firm in which capacity he has been responsible for the leasing, refinancing, and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen is the chairman of our Compensation Committee and a member of our Conflicts Committee.

Jeff T. Blau	36
Jeff T. Blau is the President of TRCLP. Over the past 12 years Mr. Blau has been responsible for directing and overseeing new developments worth over $2 billion in virtually every sector of the real estate industry. The current pipeline of new properties, including the Columbus Centre development, will add an additional $2 billion of products to the portfolio. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm’s affiliated group of companies. Mr. Blau completed his undergraduate studies at the University of Michigan and received his Masters Degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO and the YMCA of Greater New York. He is also an Adjunct Professor of Development and Finance at New York University. Mr. Blau is a member of our Investment Committee.

Name of Trustee/ Nominee for Election	Age	Principal Occupation
Denise L. Kiley	44
Denise L. Kiley is the Chief Credit Officer of our Company and the Chief Operating Officer of Related Capital. Ms. Kiley is also on the Board of Directors of PW Funding Inc., a subsidiary of CharterMac. Ms. Kiley is the Director of our Company’s Asset Management and Underwriting Divisions, where she is responsible for overseeing the due diligence and asset management of all multifamily residential properties invested in Related Capital-sponsored corporate, public and private equity and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation, where she was responsible for acquiring, financing, and asset managing multifamily residential properties. From 1981–1985 she was an auditor with Price Waterhouse. Ms. Kiley is a Member of the Advisory Committee for the Joint Center for Housing at Harvard University; she is on the Multifamily Leadership Board for the National Association of Home Builders; and she is a member of the National Housing & Rehabilitation Association. Ms. Kiley received a Bachelor of Science degree in accounting from The Carroll School of Management at Boston College.

Robert A. Meister	62
Robert A. Meister is the Vice Chairman of Aon Risk Services Companies, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties and serves on that company’s compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is a member of our Nominating and Governance Committee and our Conflicts Committee.

Andrew L. Farkas	43
Andrew Farkas founded Island Capital in May 2003 and is its Managing Member, Chairman and President. Mr. Farkas was previously Chairman and Chief Executive Officer of Insignia Financial Group, Inc., a global real estate services company that was merged with CB Richard Ellis in July 2003. Mr. Farkas founded Insignia in 1990. By 2003, Insignia had become the leading commercial real estate firm in both New York and London and operated throughout the United States, the United Kingdom and France. Mr. Farkas received a Bachelor of Arts degree from Harvard University in 1982, where he majored in Econometrics.

MANAGEMENT

Our board of trustees directs the management of the business of our Company but retains our subsidiary, Related Capital, to manage our day-to-day affairs.

Meetings and Attendance

During 2003, our board of trustees held 14 meetings, the audit committee held five meetings, the compensation committee did not hold any meetings, the nominating and governance committee did not hold any meetings, the conflicts committee held one meeting, the investment committee held one meeting, and the capital markets committee did not hold any meetings. The average attendance in the aggregate of the total number of board of trustees and committee meetings was 79%, and no trustee attended fewer than 75% of the aggregate of all meetings of the board of trustees and applicable committee meetings.

Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance. All of our then trustees attended the 2003 annual meeting.

Trustee Compensation

Prior to the acquisition of Related Capital on November 17, 2003, our independent trustees received annual compensation as follows: (i) Charles L. Edson received compensation at the rate of $30,000 per year, payable $20,000 in cash (or, at Mr. Edson’s option, Common Shares) and Common Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to an expense reimbursement for attending meetings of the board of trustees; and (ii) Messrs. Allen and Arthur P. Fisch received compensation at the rate of $17,500 per year, payable $7,500 in cash (or, at Messrs. Allen’s or Fisch’s option, Common Shares) and Common Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to an expense reimbursement for attending meetings of the board of trustees. During 2003, Messrs. Allen, Edson and Fisch each received compensation for serving on the special committee of the board of trustees that was formed in connection with the acquisition of Related Capital. In 2003, Mr. Fisch received total compensation of $75,000 (half in cash and half in Common Shares) for serving as chairman of the special committee and Messrs. Allen and Edson each received total compensation of $60,000 (half in cash and half in Common Shares).

After the acquisition of Related Capital, the number of independent trustees expanded from three to eight. Our board determined that the annual compensation for the five new independent trustees would be $30,000. Since the five new independent trustees were only members of our board of trustees for the period of November 17, 2003–December 31, 2003, they were each paid a pro-rated amount of $3,750 in cash.

On April 22, 2004, the compensation committee of the board of trustees approved a new compensation plan for all of the independent trustees, which will be presented to our board of trustees for approval at its next scheduled quarterly meeting. Under the new compensation plan, each independent trustee will receive annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee’s option, Common Shares) and Common Shares having an aggregate value of $25,000, based on the fair market value at the date of issuance, with the common shares cliff-vesting over a three-year period, in addition to an expense reimbursement for attending meetings of the board of trustees. In addition, the chairman of the audit committee will receive an additional $5,000 per year for serving as chairman.

Trustees and Executive Officers

The trustees and executive officers of our Company are as follows:

Name	Age	Offices Held	Independence	Year First Became Officer/Trustee	Term Expires
Stephen M. Ross	63	Managing Trustee, Non-Executive Chairman of the Board	Non-Independent	1999	2006
Stuart J. Boesky	47	Managing Trustee, Chief Executive Officer	Non-Independent	1997	2006
Marc D. Schnitzer	43	Managing Trustee, President	Non-Independent	2003	2005
Alan P. Hirmes	49	Managing Trustee, Chief Financial Officer and Chief Operating Officer	Non-Independent	1997	2005
Denise L. Kiley	44	Managing Trustee, Chief Credit Officer	Non-Independent	2003	2004
Peter T. Allen	58	Managing Trustee	Independent	1997	2004
Charles L. Edson	69	Managing Trustee	Independent	2001	2005
Arthur P. Fisch*	62	Managing Trustee	Independent	1997	2004
Jeff T. Blau	36	Managing Trustee	Non-Independent	2003	2004
Robert A. Meister	62	Managing Trustee	Independent	2003	2004
Jerome Y. Halperin	73	Managing Trustee	Independent	2003	2006
Nathan Gantcher	63	Managing Trustee	Independent	2003	2006
Robert L. Loverd	61	Managing Trustee	Independent	2003	2006
Janice Cook Roberts	43	Managing Trustee	Independent	2003	2005
Thomas W. White	65	Managing Trustee	Non-Independent	2000	2005

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*	Mr. Fisch resigned from the board of trustees, effective June 10, 2004.

Biographical information with respect to Messrs. Allen, Blau and Meister and Ms. Kiley is set forth under “PROPOSAL BEFORE THE MEETING; Election of Trustees” above.

Stephen M. Ross is the non-executive Chairman of the board of trustees of our Company. Mr. Ross is the founder, Chairman, Chief Executive Officer and Managing General Partner of TRCLP. Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross Professor of Real Estate at the University of Michigan. Mr. Ross is a member of the Executive Committee of the Board of Directors of the Real Estate Board of New York and is a trustee of the National Building Museum. Mr. Ross is also a member of the Executive Committee of the Board of Directors of NYC2012, a committee that is targeting New York City’s bid for the 2012 Summer Olympic Games. Mr. Ross also serves on the Board of Directors of the Juvenile Diabetes Research Foundation.

Stuart J. Boesky is a managing trustee and the Chief Executive Officer of our Company, the Chairman of our subsidiary PW Funding Inc. and the Managing Director of our subsidiary Related Capital. Mr. Boesky is responsible for our strategic planning and new product development. He oversees all of our debt products, including our portfolio investing and mortgage banking operations, capital markets and research. Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein from 1984-1986, when he joined Related Capital. From 1983 to 1984, he practiced law with the Boston office of Kaye, Fialkow, Richman and Rothstein. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky graduated with high honors from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is Chairman of the board of trustees of American Mortgage Acceptance Company (“AMAC”), a publicly traded mortgage real estate investment trust that is managed by an affiliate of Related Capital. Mr. Boesky is a regular speaker at industry conferences and on television. Mr. Boesky is also a member of the board of directors of the National Association of Affordable Housing Lenders and the Investment Program Association.

Marc D. Schnitzer is a managing trustee and the President of our Company and the Chief Executive Officer of Related Capital. Mr. Schnitzer is also on the board of directors of PW Funding. Mr. Schnitzer directs Related Capital’s tax credit group, which has invested in excess of $4.5 billion in affordable housing tax credit properties since 1987, and is responsible for structuring and marketing Related Capital’s institutional tax credit offerings. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined Related Capital in 1988 after receiving his Masters of Business Administration degree from The Wharton School of the University of Pennsylvania in 1987. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983.

Alan P. Hirmes is a managing trustee, the Chief Financial Officer and Chief Operating Officer of our Company, a member of the board of directors of PW Funding and the President of Related Capital. Mr. Hirmes is responsible for managing the overall administration of our Company, as well as any new initiatives or special projects. Mr. Hirmes oversees the finance and accounting, human resources, information technology and investor services departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr. Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHTC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi Housing Council. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of trustees of AMAC.

Charles L. Edson is a managing trustee (independent trustee) of our Company. Mr. Edson, as senior counsel of the law firm Nixon Peabody LLP, is no longer engaged in the practice of law. From 1968 to 2002 his practice included service as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters. He still serves as the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at Georgetown University Law Center, where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter’s transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, magna cum laude, from Harvard College and a Juris Doctor degree from Harvard Law School. Mr. Edson is a member of our Investment Committee.

Arthur P. Fisch is a managing trustee (independent trustee) of our Company and is an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975 to 1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981 to 1987 and associate general counsel from 1975 to 1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of residential real estate. Mr. Fisch received a Bachelor of Business Administration from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania. Mr. Fisch is a member of our Audit Committee. Mr. Fisch resigned from the board of trustees, effective June 10, 2004.

Jerome Y. Halperin is a managing trustee (independent trustee) of our Company and a retired partner of PricewaterhouseCoopers, LLP, the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin’s final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”. Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our Audit Committee and is a member of our Capital Markets Committee.

Nathan Gantcher is a managing trustee (independent trustee) of our Company and the Chief Executive Officer and Co-Chairman of Alpha Investment Management LLC in New York City. He is the former vice chairman of CIBC World Markets Corporation, the U.S. Section 20 broker/dealer of Canadian Imperial Bank of Commerce (“CIBC”). CIBC acquired Oppenheimer & Company in November 1997. Mr. Gantcher had been with Oppenheimer since 1968 and served as its president and co-chief executive officer from 1983 until the firm was acquired in 1997. Prior to joining Oppenheimer, he was an account executive with Young & Rubicam, the advertising firm, for four years. Mr. Gantcher recently retired as Chairman of the board of trustees of Tufts University, where he had been a member since 1983 and chairman for the last eight years. He is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation and Neuberger Berman, LLC, a senior adviser for RRE Investors, and a former governor of the American Stock Exchange. Mr. Gantcher is a member of the steering committee of the Wall Street division of the U.J.A., a past director of the Jewish Communal Fund and a trustee of the Anti-Defamation League Foundation. Mr. Gantcher received a Bachelor of Arts from Tufts University and a Masters in Business Administration from Columbia Business School. Mr. Gantcher is the chairman of our Capital Markets Committee and is a member of our Nominating and Governance Committee and our Compensation Committee.

Robert L. Loverd is a managing trustee (independent trustee) of our Company and the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000. From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Marcuard Holding, SA, Aall Trust and Banking and Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Loverd is the chairman of our Nominating and Governance Committee and a member of our Capital Markets Committee.

Janice Cook Roberts is a managing trustee (independent trustee) of our Company and an Executive Vice President at the New York City Investment Fund, which provides financial and strategic assistance to businesses that spur economic activity in New York City. Joining the organization in 1996, Ms. Roberts helped launch the Fund, which has raised over $96 million in capital and has invested in over 50 businesses since its inception. Prior to joining the New York City Investment Fund, Ms. Roberts was employed by MCA/Universal, serving as Executive Director of the International division from 1989 to 1996 and as Senior Auditor in the Corporate

Internal Audit division from 1987 to 1989. Ms. Roberts was also Assistant Treasurer at Bankers Trust Company from 1982 to 1985, in which capacity she performed detailed financial analysis and modeling. Ms. Roberts received her Bachelor of Arts degree in Political Science and French from Amherst College and her Masters in Business Administration from the Harvard Graduate School of Business Administration. Ms. Roberts is a member of our Audit Committee.

Thomas W. White is a managing trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily asset acquisition in November 1998 and assumed his position of Senior Vice President in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He also was the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. In July 2001, we hired Mr. White as a consultant. Mr. White is Chairman of our Investment Committee and Chairman of our Conflicts Committee.

Committees of the Board of Trustees

Our board of trustees has standing audit, compensation, nominating and governance, investment, capital markets and conflicts committees. The functions of each committee are detailed in the respective committee charters, which are available on our website at http://www.chartermac.com in the “Investor Relations” section. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

Audit Committee

The audit committee’s duties include the periodic review of our financial statements and meetings with our independent auditors. The audit committee must have three members and be comprised solely of independent trustees. The audit committee held five meetings during our fiscal year ended December 31, 2003 and is currently comprised of Messrs. Halperin and Fisch and Ms. Roberts, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the American Stock Exchange. In addition, our board of trustees has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange.

Compensation Committee

The compensation committee’s duties include the determination of the compensation of our executive officers, the administration of our Incentive Share Plan and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee did not hold any meetings during our fiscal year ended December 31, 2003 and is currently comprised of Messrs. Allen and Gantcher, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange.

Nominating and Governance Committee

The nominating and governance committee’s duties include recommending to the board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the American Stock Exchange. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including (i) business and/or technical experience and expertise relevant to the needs of our Company; (ii) leadership; (iii) diversity; (iv) ability to represent our shareholders and (v) the independence and expertise standards mandated by SEC rules and regulations, the listing standards of the American Stock Exchange and any other applicable federal or state law, rule or regulation. The nominating and governance committee recommended (and our board of trustees approved) all of the current candidates to stand for election.

The nominating and governance committee must have at least two members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Messrs. Loverd, Gantcher and Meister, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange. The nominating and governance committee did not hold any meetings during our fiscal year ended December 31, 2003.

Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our board of trustees. To be timely, a shareholder’s notice must be delivered to the board of trustees at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a Managing Trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Managing Trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Managing Trustee if elected). In the event that the number of Managing Trustees to be elected to the board of trustees is increased and there is no public announcement naming all of the nominees for Managing Trustee or specifying the size of the increased board of trustees made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the board of trustees at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

So long as the holders of the Special Common Units own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, in lieu of our board of trustees (or our nominating and governance committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

The nominating and governance committee approved, on behalf of the board of trustees, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company on March 29, 2004.

Investment Committee

The investment committee’s duties include the review and oversight of our Company’s investment policies and strategies and the review and approval of new product lines and investment transactions for which the Executive Officers of our Company are not otherwise delegated the authority to execute, pursuant to the investment committee’s charter. The investment committee must have at least three members. The investment committee held two meetings during our fiscal year ended December 31, 2003 and is currently comprised of Messrs. Blau, Edson and White.

Capital Markets Committee

The capital markets committee’s duties include the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee must have at least three members. The capital markets committee did not hold any meetings during our fiscal year ended December 31, 2003 and is currently comprised of Messrs. Gantcher, Loverd and Halperin.

Conflicts Committee

The conflicts committee’s duties include the review of transactions with Affiliates, as defined in the conflicts committee’s charter. The conflicts committee must have at least three members. The conflicts committee held one meeting during our fiscal year ended December 31, 2003 and is currently comprised of Messrs. Allen, Meister and White.

Communication with Trustees

You may communicate directly with the board of trustees of our Company by sending correspondence to our Company’s Secretary at: Secretary, CharterMac, 625 Madison Avenue, New York, New York, 10022. The sender should indicate in the address whether it is intended for the entire board, the independent trustees as a group, or to an individual trustee. Each communication intended for the board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC, that applies to our Executive Officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and standing committee charters may be found on our website at http://www.chartermac.com in the “Investor Relations” section. Copies of these materials are also available to shareholders upon written request to our Secretary, CharterMac, 625 Madison Avenue, New York, New York, 10022.

Related Capital

We and our subsidiaries (with the exception of PW Funding) operate our day-to-day activities utilizing the services and advice provided by our subsidiary, Related Capital, subject to the supervision and review of our board of trustees and our subsidiaries’ board of trustees (or directors), as applicable.

Executive Officers

The executive officers of Related Capital are set forth below:

Name	Age	Office
Marc D. Schnitzer	43	Chief Executive Officer
Stuart J. Boesky	47	Managing Director
Alan P. Hirmes	49	President
Denise L. Kiley	44	Chief Operating Officer

Biographical information with respect to Messrs. Schnitzer, Boesky, and Hirmes may be found under “MANAGEMENT — Trustees and Executive Officers.” Biographical information with respect to Ms. Kiley may be found under “PROPOSAL BEFORE THE MEETING — Election of Trustees.”

PW Funding Inc.

On December 24, 2001, our subsidiary, Charter Mac Corporation (“CM Corp.”), acquired approximately 80% of the outstanding capital stock of PW Funding Inc. (“PW Funding”), a mortgage banking firm specializing in multifamily housing. Subsequent to that date, CM Corp. acquired an additional 7% of the outstanding capital stock and now owns 87%.

PW Funding has its own management team, although certain of the employees of Related Capital also work with PW Funding. Mr. Boesky is the only executive officer of PW Funding who is also an executive officer of CharterMac.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2003, four of our trustees, Messrs. Gantcher, Fisch, Allen and Edson, did not comply with all applicable Section 16(a) filing requirements. Mr. Gantcher purchased shares of our Company on November 26, 2003, and he did not file the applicable Section 16(a) filing until March 16, 2004, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings. In addition, Messrs. Fisch, Allen and Edson received shares of our Company in connection with their service as independent trustees on December 31, 2003 and did not file the applicable Section 16(a) filings until March 11, 2004, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings. Other than Messrs. Gantcher, Fisch, Allen and Edson, the remaining trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Committee Report on Compensation of Executive Officers of the Company

Statement of Philosophy

The compensation committee’s duties include the determination of the compensation of our executive officers, the administration of our Incentive Share Plan and the review and approval of any material employment agreements entered into by Related Capital. We seek to attract and retain highly qualified individuals at all levels, and in particular, those whose performance is most critical to our Company’s success.

Our Company’s success depends on developing, motivating and retaining individuals who have the skills and expertise to lead our Company. Our Company’s executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components: (i) competitive base salaries; (ii) short-term rewards; and (iii) long-term incentives.

Salaries

In connection with our acquisition of Related Capital, each of our executive officers entered into three-year contracts, the terms of which are summarized under the heading “Employment Agreements”, below.

In keeping with the long-term and highly technical nature of our business, we generally take a long-term approach to executive compensation. Each year, the compensation committee evaluates Related Capital’s salary structure based on competitive positioning (comparing the Company’s salary structure with salaries paid by other peer companies); the Company’s own business performance; and general economic factors. Specific considerations include earnings, earnings per share, balance sheet and capital strength, risk management, corporate governance, adherence to corporate values, and contributions to Company-wide achievement. In conducting its assessment, the compensation committee reviews changes in the Company’s overall financial results over time, as well as similar data for comparable companies to the extent available.

Short-Term Rewards

Short-term incentive awards consist primarily of restricted shares. We may grant restricted shares to executives, including the CEO, to reward their contributions to the business during the past year.

The bonus an executive receives, including the CEO, in large part depends on the executive’s individual performance and level of responsibility. Each year, we assess performance based on factors including business results, technical expertise, leadership and management skills.

Long-Term Incentives

Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. We have adopted an incentive share plan, the purpose of which is to (i) permit our Company and its subsidiaries to attract and retain qualified individuals as trustees and officers and (ii) to provide incentive and to more closely align their financial interests with the interests of our shareholders by providing these individuals with substantial financial interest in our success. The compensation committee administers our Incentive Share Plan (the “Plan”).

Under the Plan, the compensation committee may grant options, restricted shares, deferred shares, performance units, and performance shares (collectively, “Awards”) to our trustees and officers (and the trustees, officers and employees of our subsidiaries) as authorized by our board of trustees.

The maximum number of shares that may be subject to Awards granted under the Plan (determined at the time each Award is granted) is the lesser of (i) ten percent (10%) of our outstanding shares (which includes Common Shares, preferred shares and any other securities that have the same economic attributes as our Common Shares) as of the December 31 of the immediately preceding calendar year, and (ii) the limit prescribed by listing standards of the American Stock Exchange or any other national securities exchange or quotation system on which our shares are then listed.

All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the Common Shares on the date of the grant. The maximum option term is ten years from the date of grant. All Common Share options granted pursuant to the Plan may vest immediately upon issuance or in accordance with the determination of the compensation committee.

The number of options granted to executive officers, including the CEO, is based on individual performance and level of responsibility. For this purpose, the compensation committee measures performance the same way as described above for short-term awards. Long-term incentive awards must be sufficient in size to provide a strong incentive for executives to work for long-term business interests.

CEO Compensation

As previously discussed above, each of our executive officers, including our CEO, entered into three-year employment contracts in connection with our acquisition of Related Capital. The terms of these employment contracts, including the terms of the employment contract of the CEO, are summarized under the heading “Employment Agreements”, below.

Summary

The compensation committee is responsible for seeing that the Company’s compensation program serves the best interests of its shareholders. In the opinion of the compensation committee, the Company has an appropriate and competitive compensation program, which has served the Company and shareholders well. The combination of base salary, short-term bonuses, and emphasis on long-term incentives provides a balanced and stable foundation for effective executive leadership.

COMPENSATION COMMITTEE

Peter Allen — Chairman
Nathan Gantcher

Executive Compensation Summary Table

The following table sets forth the compensation during each of the Company’s last three fiscal years paid to our CEO and the four other most highly compensated Executive Officers based on compensation earned during the fiscal year ended December 31, 2003.

Name and Principal Position at December 31, 2003	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Share Awards ($)	Securities Underlying Share Options (number of shares)	All Other Compensation
Stuart J. Boesky	2003	$61,538	(1)	$50,000	(3)	$0	$0	0	$0
Chief Executive Officer	2002	$0		$0		$0	$0	0	$0
	2001	$0		$0		$0	$0	0	$0

Alan P. Hirmes	2003	$61,538	(1)	$50,000	(3)	$0	$0	0	$0
Chief Operating Officer	2002	$0		$0		$0	$0	0	$0
	2001	$0		$0		$0	$0	0	$0

Marc D. Schnitzer	2003	$61,538	(1)	$50,000	(3)	$0	$0	0	$0
President	2002	$0		$0		$0	$0	0	$0
	2001	$0		$0		$0	$0	0	$0

Denise L. Kiley	2003	$61,538	(1)	$50,000	(3)	$0	$0	0	$0
Chief Credit Officer	2002	$0		$0		$0	$0	0	$0
	2001	$0		$0		$0	$0	0	$0

Stuart A. Rothstein*	2003	$24,615	(1)	$60,274	(4)	$0	$0	0	$0
Chief Financial Officer	2002	$0		$0		$0	$0	41,000	$0
	2001	N/A	(2)	N/A		N/A	N/A	N/A	N/A

____________________

*	Mr. Rothstein resigned as Chief Financial Officer on March 31, 2004 and was replaced by Mr. Hirmes.

(1)	Messrs. Boesky, Hirmes, Schnitzer and Rothstein and Ms. Kiley are employees of Related Capital, which became our subsidiary on November 17, 2003. Therefore, their salaries on this chart for 2003 are the actual dollar amounts received for the period of time that they were employees of a subsidiary of our Company (November 17, 2003–December 31, 2003) based on their annual salaries ($500,000 for Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley and $200,000 for Mr. Rothstein.). For the period of January 1, 2003– November 16, 2003 and the years ended December 31, 2002 and December 31, 2001, Messrs. Boesky, Hirmes, Schnitzer and Rothstein and Ms. Kiley did not receive any direct compensation from our Company. Rather, they received compensation from Related Capital, which, prior to the acquisition, provided management services to our Company pursuant to a management contract.

(2)	Mr. Rothstein was not an employee of Related Capital in 2001.

(3)	Represents bonus payments for the period of November 17, 2003 to December 31, 2003.

(4)	Mr. Rothstein’s bonus for the year ended December 31, 2003, under his contract with Related Capital, was $500,000. The $60,274 listed on the chart above represents the pro-rated portion of the bonus for the period of November 17, 2003–December 31, 2003.

Share Option Grants, Exercises and Holdings

No share options were granted during fiscal 2003.

2003 Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized (2)	Number of Unexercised Options/SARs at Fiscal Year-End (3)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End (4)
Name (1)			Exercisable (#)	Unexercisable (#)	Exercisable	Unexercisable
Stuart J. Boesky	14,188	$164,049	1,739	0	$36,745	0
Alan P. Hirmes	15,927	$184,156	0	0	0	0
Marc D. Schnitzer	14,188	$164,049	1,739	0	$36,745	0
Denise L. Kiley	15,927	$184,156	0	0	0	0
Stuart A. Rothstein	1,000	$11,562	13,333	26,667	$281,726	$563,474

____________________

(1)	See Executive Compensation Summary Table for title of the persons named above.

(2)	The value realized is calculated based upon the number of shares acquired on exercise times the strike price of the options, which was $11.5625.

(3)	With respect to the options granted to Messrs. Boesky and Schnitzer, all of the options had previously vested as of December 31, 2003. With respect to the options granted to Mr. Rothstein, 13,333 had previously vested as of December 31, 2003 and 26,667 had not vested as of December 31, 2003.

(4)	Based on a closing price of $21.13 for the underlying Common Shares on December 31, 2003.

Employment Agreements

The material terms of the employment agreements with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley are as follows:

Compensation

Each of the executives receive a base salary at an annual rate of $500,000, which amount may be increased from time to time at the discretion of the compensation committee of our board of trustees. This notwithstanding, an executive’s base salary will, at a minimum, increase annually by the lesser of (a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase.

Term

Each employment agreement is for a term of three years, provided however that this term will automatically be extended for additional periods of one year commencing on the third anniversary of the effective date of the agreement and each anniversary thereof unless terminated by either party upon notice.

Non-competition/Non-solicitation

During the course of employment and for a period of 18 months thereafter, each executive has agreed not to engage, directly or indirectly, in a “competitive business” anywhere in the United States, provided that in the event that an executive terminates his or her employment for good reason or the executive’s employment is terminated by us without cause, the duration of the non-competition period will be reduced to a period of 12 months following termination. “Competitive business” means arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multifamily housing.

In addition, for a period of 18 months following the termination of an executive’s employment (or 12 months in the event that executive terminates his or her employment for good reason or the executive’s employment is terminated by us without cause) such individual will not, directly or indirectly, contact, solicit or do business of any kind in any competitive business with, any person who, during the two-year period preceding the date of termination of employment, sold or developed, or owned an interest in a tax credit property or a tax credit syndication interest sponsored by CCC or any of its affiliates.

Termination

Employment may be terminated at any time during the term of employment (a) by us with or without cause; (b) by the executive upon notice of resignation delivered to the company; (c) upon death of the executive; and (d) by us at any time after six months of an executive’s disability.

Upon termination of employment (a) by the executive for good reason or by the company without cause, (b) by the executive within one year after a change in control for good reason or if we terminate the executive’s employment in anticipation of, or within one year after a change of control, or (c) upon death or disability during the course of employment, such executive managing partner will be entitled to:

Termination other than in connection with a change in control.  If employment is terminated by the executive for good reason or by us without cause, the executive will be entitled to (a) any unvested options awarded to the executive under the incentive share option plan and (b) severance compensation in an amount equal to 12 months of his or her base salary plus 75% of the amount of his or her most recently declared and paid annual bonus compensation, payable in a lump sum within 30 days of the date of termination of employment. As an example of the computation of the severance payment which could be payable in a circumstance other than a change of control, assume that the executive is terminated in year 3 and his or her then current base salary is $551,250 (the original base salary plus the minimum 5% increase per year) and the annual bonus paid in year 2 was $50,000. In this example, the severance compensation would equal $558,750.

Termination in connection with a change in control.  In the event employment is terminated by the executive within one year after a change in control for good reason or by us in anticipation of, or within one year after, a change in control, the severance payable will be equal to 200% of the severance compensation payable in connection with a termination other than in the event of a change in control. As an example of the computation of the severance payment which could be payable in connection with a change of control, assume the same facts as above in “Termination other than in connection with a change in control”. In this example, the severance compensation would equal $558,750 multiplied by 2 or $1,177,500.

Death; disability.  In the event employment is terminated due to death or disability during the course of employment, such executive (and his or her estate or designated beneficiary) will be entitled to receive a cash payment equal to 12 months of base salary plus 75% of the amount of the executive’s annual bonus compensation. As an example of the computation of the severance payment which could be payable in connection with death or disability, assume the same facts as above in “Termination other than in connection with a change in control”. In this example, the severance compensation would equal the same as for “Termination other than in connection with a change in control” (i.e., $558,750).

Other Benefits

During employment, each executive is also eligible to (i) participate in all bonus and incentive compensation plans made available from time to time, which will be considered at least annually by the compensation committee and have opportunities for cash bonuses; (ii) receive options as the same may be awarded from time to time by the compensation committee under our incentive share option plan; and (iii) participate in the various medical, life insurance, pension and other employee benefit plans maintained by us.

Stock Performance Graph

The following share performance graph compares our performance to the S&P 500 and the Russell 2000 stock index. We are currently one of the companies included in the Russell 2000 stock index, an index that measures the performance of small market capitalization companies. The graph assumes a $100 investment on December 31, 1998. All stock price performance figures include the reinvestment of dividends.

Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03
CHARTERMAC	$100	$104.98	$130.31	$169.58	$195.05	$254.69
S&P 500	100	121.04	110.02	96.95	75.52	97.18
RUSSELL 2000	100	121.26	117.59	120.52	95.83	141.11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 16, 2004, the following shareholder is the beneficial owner of more than 5% of our outstanding Common Shares.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Common Shares Outstanding
Related General II, LP 625 Madison Avenue New York, NY 10022	10,195,085(1)	15.0%

____________________

(1)	Related General II, L.P. owns 685 Common Shares and 10,194,400 Special Common Units of CCC, which are convertible into Common Shares of CharterMac on a one-to-one basis, subject to certain restrictions. Related General II, LP is owned by TRCLP. Mr. Ross owns 92% of TRCLP and Mr. Blau owns the remaining 8%.

As of April 16, 2004, Trustees and Executive Officers of CharterMac own directly or beneficially Common Shares as follows:

Name	Title	Amount and Nature of Beneficial Ownership		Percent of Class(10)
Stephen M. Ross	Chairman	10,452,735	(1)	15.4%
Stuart J. Boesky	Managing Trustee and Chief Executive Officer	1,544,873	(2)	2.3%
Marc D. Schnitzer	Managing Trustee and President	1,122,980	(3)	1.7%
Alan P. Hirmes	Managing Trustee, Chief Financial Officer and Chief Operating Officer	1,531,517	(4)	2.3%
Denise L. Kiley	Managing Trustee and Chief Credit Officer	703,776	(5)	1.0%
Jeff T. Blau	Managing Trustee	10,236,585	(6)	15.1%
Tom White	Managing Trustee	972		*
Peter T. Allen	Managing Trustee (independent trustee)	7,301		*
Charles L. Edson	Managing Trustee (independent trustee)	4,553	(7)	*
Arthur P. Fisch	Managing Trustee (independent trustee)	8,101		*
Nathan Gantcher	Managing Trustee (independent trustee)	100,000	(8)	*
Jerome Y. Halperin	Managing Trustee (independent trustee)	0		*
Robert L. Loverd	Managing Trustee (independent trustee)	1,000		*
Robert A. Meister	Managing Trustee (independent trustee)	30,000		*
Janice Cook Roberts	Managing Trustee (independent trustee)	0		*
All Executive Officers and Trustees of CharterMac as a group (15 persons)		15,464,680	(9)	22.8%

____________________

*	Less than 1% of the outstanding Common Shares.

(1)	Includes (i) 236,493 Common Shares owned directly by Mr. Ross; (ii) 21,157 shares owned by RelCap Holding Company, LLC (“RelCap”), of which Mr. Ross owns indirectly 65%; and (iii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, LP. TRCLP owns 100% of Related General II and Mr. Ross owns 92% of TRCLP.

(2)	Includes (i) 57,647 Common Shares owned directly by Mr. Boesky; (ii) 1,739 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iii) 21,157 shares owned by RelCap, of which Mr. Boesky owns indirectly 9.69%; and (iv) 1,464,330 Special Common Units owned by SJB Associates, LP, of which Mr. Boesky owns 100%.

(3)	Includes (i) 20,855 Common Shares owned directly by Mr. Schnitzer; (ii) 1,739 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iii) 21,157 shares owned by

RelCap, of which Mr. Schnitzer owns indirectly 9.69%; and (iv) 1,079,229 Special Common Units owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%.

(4)	Includes (i) 46,030 Common Shares owned directly by Mr. Hirmes; (ii) 21,157 shares owned by RelCap, of which Mr. Hirmes owns indirectly 9.69%; and (iii) 1,464,330 Special Common Units owned by APH Associates, LP, of which Mr. Hirmes owns 100%.

(5)	Includes (i) 23,091 Common Shares owned directly by Ms. Kiley; (ii) 21,157 shares owned by RelCap, of which Ms. Kiley owns indirectly 5.93%; and (iii) 659,528 Special Common Units owned by DLK Associates, LP, of which Ms. Kiley owns 100%.

(6)	Includes (i) 41,500 Common Shares owned directly by Mr. Blau; and (ii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, LP. TRCLP owns 100% of Related General II and Mr. Blau owns 8% of TRCLP.

(7)	The Common Shares are owned by the Charles L. Edson Revocable Trust.

(8)	51,000 Common Shares are owned directly by Mr. Gantcher; 30,000 Common Shares are owned by Gantcher Family Partners, LLC; 15,000 shares are held by Alice Gantcher, who is Mr. Gantcher’s wife; and 4,000 shares are held by Gantcher Family 1986 Trust.

(9)	Includes (i) 21,157 shares owned by RelCap; (ii) 3,478 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iii) 14,861,817 Special Common Units.

(10)	Based on the Common Shares outstanding as of April 16, 2004 (44,529,905) plus the Common Shares issuable upon the conversion of (i) all options to purchase Common Shares which are exercisable within 60 days (3,479); (ii) all CRA Preferred Shares (7,408,681); (iii) all restricted Common Shares (604,632); and (iv) all Special Common Units (15,079,097).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have and will continue to have certain relationships with Related Capital and our other affiliates.

Management and Servicing Agreements

We and our subsidiaries (with the exception of PW Funding) operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, Related Capital and CM Corp., subject to the supervision and review of our board of trustees and our subsidiaries’ board of trustees (or directors), as applicable. Although our board of trustees and each board of trustees (or directors) of our subsidiaries has continuing exclusive authority over the respective entity’s management, affairs, and disposition of assets, our board of trustees (and the board of trustees of our subsidiaries, as applicable) has delegated to Related Capital and CM Corp. the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements: (i) manage the day-to-day operations of such entity; (ii) acquire, retain or sell such entity’s assets; (iii) seek out, present and recommend investment opportunities consistent with such entity’s investments or the dispositions thereof; (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages; (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vi) obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio; (vii) evaluate, structure and negotiate prepayments or sales of such entity’s investments; (viii) monitor operations and expenses; and (ix) performance of the foregoing services.

The term of our management agreement with Related Capital is five years. The term of each of our subsidiaries’ management and servicing agreements with Related Capital and CM Corp. respectively are each five years; provided that if our management agreement with Related Capital is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity’s board of trustees. Each management agreement may be terminated (i) with or without cause by Related Capital, or (ii) for cause by a majority of the applicable entity’s independent trustees, in each case without penalty and each upon 60 days prior written notice to the non-terminating party. Each servicing agreement may be terminated (i) with or without cause by either party upon 30 days prior written notice to the non-terminating party, or (ii) upon the occurrence of a servicer default upon five days prior written notice to CM Corp. Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

Under our management agreement with Related Capital, Related Capital or its designees is entitled to receive reimbursement of all costs incurred by Related Capital and its designees in performing services for us under the management agreement plus an amount equal to a market based percentage, as jointly determined from time to time by our Company and Related Capital.

Under the management agreements with our subsidiaries, Related Capital is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to Related Capital pursuant to our management agreement with Related Capital. Under our and our subsidiaries’ servicing agreements with CM Corp., CM Corp. is entitled to receive a revenue bond servicing fee equal to 0.15% per annum based on the outstanding principal amount of the revenue bonds held by such subsidiary. CM Corp. is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Affiliated Transactions

Affiliated Transactions Prior to Our Acquisition of Related Capital

As of November 16, 2003, the obligors of certain revenue bonds were local partnerships for which the general partners of the controlling investment partnerships were non-equity managing partners controlled by Related Capital.

We have entered into several agreements with an unrelated third party (the “Primary Guarantor”) to guarantee agreed-upon internal rates of return for pools of multifamily properties owned by real estate investment funds sponsored by Related Capital for which we received guarantee fees during 2003 totaling approximately $7.3 million.

As of December 31, 2002, the owner of the underlying property and obligor of one of our revenue bonds, the Highpointe revenue bond, was an affiliate of Related Capital who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the underlying property. Buyers are being sought who would make equity investments in the underlying property and assume the nonrecourse obligations for the revenue bond or otherwise buy the property and pay-off all or most of the revenue bond obligation.

On April 11, 2000, Related Capital entered into an agreement to purchase $500,000 of the outstanding face amount of the Walnut Park bonds, in $100,000 increments annually beginning April 1, 2001. On November 17, 2003, Related Capital transferred this agreement to Relcap, an entity which was formed to hold the excluded assets and liabilities not included with the Related Capital acquisition. Relcap has agreed, pursuant to an Intercreditor Agreement, that its right to payment on the purchased bonds is subordinate to the right to payment on the bonds held by us.

Affiliated Transactions After Our Acquisition of Related Capital

Substantially all of Related Capital’s revenues are received from investment funds they have originated and manage. Affiliates of Related Capital maintain a continuing equity interest in the investment funds’ general partner and/or managing member/advisor. Related Capital has no direct investments in these general partner and/

or managing member/advisor entities, and Related Capital does not guarantee the obligations of the general partner and/or managing member/advisor entities. Related Capital has agreements with these entities under which Related Capital provides ongoing services for the investment funds on behalf of the general partners and/or managing members/advisors, and receives all fee income to which these entities are entitled. Related Capital does not participate in the investment funds’ operating income or losses or on gains or losses from property sales.

On November 17, 2003, CCC entered into an agreement with TRCLP for the purpose of TRCLP to provide various services to CCC and any of its affiliates, including Related Capital. The services provided include computer support, office management, payroll, human resources and other office services as defined in the agreement. The majority of the services are charged to CCC at 100% of the direct costs incurred by TRCLP.

In December 2001, we completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. (“MLCS”) pursuant to which CM Corp. has received annual fees of approximately $1.2 million in return for assuming MLCS’s $46.9 million first loss position on a $351.9 million pool of tax-exempt weekly variable rate multifamily mortgage loans originated by CreditRe Mortgage Capital, LLC, an affiliate of Credit Suisse First Boston and TRCLP. During 2003, two of the tax-exempt weekly variable rate multifamily mortgage loans were repaid in the amount of $8.9 million. These repayments reduced the first loss position to $38 million and the pool of multifamily mortgage loans to $288.6 million. This reduced our maximum exposure under the terms of the transaction to approximately $19 million.

Related Management Company (“RMC”), which is wholly owned by TRCLP, earned fees for performing property management services for various properties held in investment funds, which are managed by Related Capital. The fees totaled $2,903,000, $2,516,000 and $2,261,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

ACCOUNTING AND AUDIT INFORMATION

Audit Committee Report

The audit committee of our board of trustees has issued the following report with respect to our audited financial statements for the fiscal year ended December 31, 2003:

•	The audit committee has reviewed and discussed with our management our fiscal 2003 audited financial statements;

•	The audit committee has discussed with Deloitte & Touche LLP (our independent auditors) the matters required to be discussed by Statements on Auditing Standards No. 61 as amended by Statements on Auditing Standards No. 90;

•	The audit committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from our Company and its related entities) and has discussed with the auditors their independence from us. The audit committee has concluded that the independent auditors are independent of our Company and our Manager, Related Capital Company;

•	The audit committee has discussed significant accounting policies applied by our Company in our financial statements. The audit committee met separately with the independent auditors, with and without management, to discuss the results of their examination and their observations and recommendations.

Based on the review and discussions referred to in the four items above, the audit committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Submitted by the audit committee of our board of trustees:

Jerome Halperin—Chairman
Janice Roberts
Arthur Fisch

Independent Auditors

Deloitte & Touche LLP have been and are presently our independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions from holders of our Common Shares. In addition, such representatives will have the opportunity to make a statement if they desire to do so.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of our financial statements for the fiscal years ended December 31, 2003 and December 31, 2002, and fees for other services rendered by Deloitte during those periods.

	2003	2002
Audit Fees (a)	$711,000	$488,500
Audit-Related Fees (b)	559,400	47,000
Tax Fees (c)	187,700	99,500
All Other Fees (d)	—	—
Total	$1,458,100	$635,000

____________________

(a)	Fees for audit services billed for 2003 and 2002 consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to SEC matters.

(b)	Fees for audit-related services billed for 2003 and 2002 consisted of due diligence services associated with the acquisition of Related Capital.

(c)	Fees for tax services billed in 2003 and 2002 consisted of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance.

(d)	No other services were rendered by Deloitte during 2003 or 2002.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

Policy on Pre-Approval of Independent Auditor Services

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our Company’s independent auditors.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested. The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent auditors. The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies for the annual meeting. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses. In addition to the use of the mail, proxies may be solicited by our trustees and officers by personal interview or telephone.

VOTING PROCEDURES

General

EquiServe Trust Company, N.A. (the “Inspector”) has been appointed the inspector of elections. The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the annual meeting. Abstentions and “broker non-votes” (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting. However, abstentions and broker non-votes will have no effect on the vote for the proposal because the vote required is a plurality of the votes actually cast (assuming the presence of a quorum).

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to http://www.eproxyvote.com/chc, enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll free 1-877-PRX-VOTE (1-877-779-8683), enter your voter control number and follow the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card to assure the representation of your shares at the annual meeting.

Record Date

Only holders of our Common Shares of record at the close of business on April 16, 2004 are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof. As of that date, there were approximately 44,529,905 Common Shares outstanding, 604,632 restricted Common Shares outstanding and 15,079,097 Special Preferred Voting Shares outstanding, with each entitled to one vote on all matters that may come before the annual meeting. Each Common Share, restricted Common Share and Special Preferred Voting Share entitles the record holder thereof to one vote, exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Quorum; Adjournments

For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is not obtained or, as to any one or more of the proposals, if fewer Common Shares are voted in favor of the proposal than the number of shares required for approval, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

Vote Required

The affirmative vote of a plurality of the votes actually cast by the holders of our Common Shares at the annual meeting is required for the election of each of the trustee nominees. The affirmative vote of the holders of a majority of the Common Shares voting either in person or by proxy at the annual meeting is required to approve, if necessary, the extension of the solicitation period.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders must be received by us at our principal executive office not later than January 6, 2005, for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the SEC.

ANNUAL REPORT ON FORM 10-K

Upon written request by any shareholder entitled to vote at the meeting, we will furnish that person without charge a copy of our Annual Report on form 10-K for the fiscal year ended December 31, 2003, which is filed with the SEC, including the financial statements and schedules thereto. Requests should be addressed to Brenda Abuaf at CharterMac, 625 Madison Avenue, New York, New York 10022-1801.

OTHER BUSINESS

Our board of trustees does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

It is important that your Common Shares be represented at the annual meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy card, submit a proxy on the Internet at http://www.eproxyvote.com/chc, or submit a proxy by telephone by calling toll free 1-877-PRX-VOTE (1-877-779-8683). Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.

By Order of the Board of Trustees

Stuart J. Boesky
Chief Executive Officer

4927-PS-04

[CharterMac Logo]

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of CharterMac that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

You can vote your shares by Internet or phone. Follow the instructions on the reverse side of the proxy card if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

CharterMac

Proxy

CHARTERMAC

625 Madison Avenue
New York, New York 10022

SOLICITED BY THE BOARD OF TRUSTEES
FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Stuart J. Boesky and Alan P. Hirmes, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all common shares of CharterMac held of record by the undersigned on April 16, 2004, at the Annual Meeting of Shareholders to be held on June 10, 2004, and any adjournments thereof.

     THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

[SEE REVERSE SIDE]	[SEE REVERSE SIDE]

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

Vote-by-Internet	Vote-by-Telephone
Log on to the Internet and go to	Call toll-free
http://www.eproxyvote.com/chc	1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[X] Please mark votes as in this example.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE TRUSTEES

1. Election of Trustees. Nominees: Peter T. Allen, Jeff T. Blau, Andrew L. Farkas, Denise L. Kiley, and Robert A. Meister	2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

FOR ALL WITHOLD ALL [ ] [ ]

[   ]  _______________________________
        FOR ALL nominees EXCEPT as noted above

MARK BOX AT RIGHT FOR ADDRESS CHANGE AND NOTE AT LEFT. [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees and guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:____________________ Date:____ Signature:________________________ Date:_______